PRESS RELEASE

Date:	April 20, 2006
From:	MutualFirst Financial, Inc.
For Publication:	Immediately
Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces First quarter 2006 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the first quarter ended March 31, 2006 was $1.6 million, or $.37 for basic and $.36 for diluted earnings per share. This compared to net income for the same period in 2005 of $1.6 million, or $.37 for basic and $.36 for diluted earnings per share. Annualized return on assets was .65% and return on average tangible equity was 8.32% for the first quarter of 2006 compared to ..77% and 7.39% respectively, for the same period of last year.

Assets totaled $963.7 million at March 31, 2006, a decrease from December 31, 2005 of $8.2 million, or .8%. Gross loans, excluding loans held for sale, decreased $5.1 million, or .6%. Consumer loans decreased $1.2 million or .6%, and commercial loans decreased $1.6 million, or 1.2%, while residential mortgage loans held in the portfolio decreased $4.4 million, or .9%. Residential mortgage loans held for sale decreased $327,000 and mortgage loans sold during the quarter totaled $4.7 million compared to $4.3 million sold in the first quarter of last year. First quarter seasonality and paydowns are the primary reasons for the decreased loan balances. The current loan pipeline is strong and indicates future growth. Investment securities available for sale increased $1.1 million, or 2.8%.

Allowance for loan losses was $8.0 million at March 31, 2006, lower by $71,000 from December 31, 2005. Net charge offs for the quarter ended March 31, 2006 were $464,000 or .22% of average loans on an annualized basis compared to $574,000, or .32% of average loans for the comparable period in 2005. As of March 31, 2006, the allowance for loan losses as a percentage of non-performing loans and total loans was 122.5% and ..97%, respectively, compared to 108.4% and .98%, respectively at December 31, 2005.

Total deposits were $705.0 million at March 31, 2006, an increase of $20.4 million, or 3.0% from December 31, 2005. This increase was due primarily to growth in core demand and savings deposits of $21.7 million, growth in retail certificates of deposit of $7.5 million and increased brokered deposits of $2.7 million. These increases were partially offset by decreases in public funds of $10.0 million and money market accounts of $1.5 million. Total borrowings decreased $29.9 million to $157.9 million at March 31, 2006 from $187.8 million at December 31, 2005 due to the payment of several maturing and variable rate FHLB advances.

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Stockholders' equity was $88.9 million at March 31, 2006, an increase of $65,000, or .1% from December 31, 2005. Net income of $1.6 million, Employee Stock Ownership Plan (ESOP) shares earned of $170,000, RRP shares earned of $38,000 and options exercised netting $290,000 were partially offset by the repurchase of 59,000 shares of common stock for $1.3 million and dividend payments of $637,000. Also, unrealized loss on securities available for sale increased $100,000 from $375,000 at December 31, 2005 to $475,000 at March 31, 2006.

Net interest income before the provision for loan losses increased $357,000 from $6.7 million for the three months ended March 31, 2005 to $7.0 million for the three months ended March 31, 2006. The primary reason for the improvement was due to a $109.2 million, or 14.2% increase in average interest earning assets (mainly due to the Fidelity Federal purchase in September of 2005), partially offset by a 27 basis point decrease in the net interest margin reflecting the Bank's liability sensitive nature, as short term interest rates rose.

The provision for loan losses for the first quarter of 2006 was $393,000, down from $444,000 for last year's comparable period and the linked quarter. The decrease was due to decreased net charge offs, improving delinquency trends and lower loan balances. Non-performing loans to total loans at March 31, 2006 were .79% compared to .90% at December 31, 2005. Non-performing assets to total assets were .94% at March 31, 2006 compared to 1.03% at December 31, 2005.

Non-interest income increased $128,000 to $1.7 million for the three months ended March 31, 2006 compared to $1.5 million for the same period in 2005. The increase was primarily due to increased service fees on transaction accounts.

Non-interest expense increased $672,000 or 12.1% to $6.2 million for the three months ended March 31, 2006 compared to $5.5 million for the same period in 2005. The increase was due primarily to increased salaries and benefits which were up $343,000 due to annual salary adjustments, increased health insurance costs and increased staffing for two new branches opened; one in May of 2005 and the other with the purchase of the Fidelity Federal operation in September of 2005. Other expenses increased $242,000 due to increased professional fees of $48,000 primarily related to regulatory compliance requirements, a $60,000 increase on REO expenses due to more repossessed properties, and other general and administrative expense increases related to the opening of the new branches.

Income tax expense decreased $90,000 for the three months ended March 31, 2006 compared to the same period in 2005 due to less taxable income. The effective tax rate decreased from 27.5% to 25.0% due to an increased percentage of low income housing tax credits to taxable income when comparing the first quarter of 2005 and the first quarter of 2006, respectively.

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MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with twenty full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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MUTUALFIRST FINANCIAL INC.

	31-Mar	31-Dec
Selected Financial Condition Data(Unaudited):	2006	2005

	(000)	(000)
Total Assets	$963,678	$971,829

Cash and cash equivalents	17,503	22,365

Loans held for sale	1,695	2,022

Loans receivable, net	817,475	822,547

Investment securities available for sale, at fair value	41,191	40,081

Total deposits	704,977	684,554

Total borrowings	157,853	187,792

Total stockholders' equity	88,858	88,794

	Three Months Ended 31-Mar 2006 (000)	Three Months Ended 31-Dec 2005 (000)	Three Months Ended 31-Mar 2005 (000)
Selected Operations Data (Unaudited):
Total interest income	$13,588	$13,648	$11,237
Total interest expense	6,557	6,404	4,563

Net interest income	7,031	7,244	6,674
Provision for loan losses	393	444	444
Net interest income after provision
for loan losses	6,638	6,800	6,230

Non-interest income
Fees and service charges	1,007	1,137	886
Equity in gains (losses) of limited partnerships	12	117	(17)
Commissions	198	221	214
Net gain on loan sales and servicing	134	62	149
Increase in cash surrender value of life insurance	237	190	265
Other income	76	41	39
Total non-interest income	1,664	1,768	1,536

Non-interest expense
Salaries and benefits	3,749	3,571	3,406
Occupancy and equipment	879	879	822
Data processing fees	218	216	194
Marketing	144	265	139
Other expenses	1,230	1,441	988
Total non-interest expense	6,220	6,372	5,549

Income before taxes	2,082	2,196	2,217
Income tax provision	520	594	610
Net income	$1,562	$1,602	$1,607

Average Balances, Net Interest Income, Yield Earned and Rates Paid
	Three mos ended 3/31/2006			Three mos ended 3/31/2005
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$2,097	$12	2.29%	$1,540	$7	1.82%
Mortgage-backed securities:
Available-for-sale	9,761	106	4.34	11,129	130	4.67
Investment securities:
Available-for-sale	30,057	327	4.35	28,357	228	3.22
Loans receivable	826,381	13,023	6.30	720,140	10,787	5.99
Stock in FHLB of Indianapolis	10,125	120	4.74	8,022	85	4.24
Total interest-earning assets (1)	878,421	13,588	6.19	769,188	11,237	5.84
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	84,419			68,701
Total assets	$962,840			$837,889

Interest-Bearing Liabilities:
Demand and NOW accounts	$79,698	160	0.80	$60,122	33	0.22
Savings deposits	62,521	77	0.49	62,117	40	0.26
Money market accounts	43,028	187	1.74	55,445	166	1.20
Certificate accounts	466,220	4,364	3.74	383,586	3,020	3.15
Total deposits	651,467	4,788	2.94	561,270	3,259	2.32
Borrowings	163,517	1,769	4.33	136,905	1,304	3.81
Total interest-bearing accounts	814,984	6,557	3.22	698,175	4,563	2.61
Non-interest bearing deposit accounts	44,340			39,336
Other liabilities	14,472			13,397
Total liabilities	873,796			750,908
Stockholders' equity	89,044			86,981
Total liabilities and stockholders' equity	$962,840			$837,889

Net earning assets	$63,437			$71,013

Net interest income		$7,031			$6,674

Net interest rate spread			2.97%			3.23%

Net yield on average interest-earning assets			3.20%			3.47%

Average interest-earning assets to
average interest-bearing liabilities			107.78%			110.17%

	Three Months Ended 31-Mar	Three Months Ended 31-Dec	Three Months Ended 31-Mar
Selected Financial Ratios and Other Financial Data (Unaudited):	2006	2005	2005

Share and per share data:
Average common shares outstanding
Basic	4,269,197	4,289,030	4,366,150
Diluted	4,357,474	4,382,879	4,501,208
Per share:
Basic earnings	$0.37	$0.37	$0.37
Diluted earnings	$0.36	$0.37	$0.36
Dividends	$0.14	$0.14	$0.13

Dividend payout ratio	38.89%	37.84%	36.11%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.65%	0.66%	0.77%
Return on average tangible equity (ratio of net
income to average tangible equity)(1)	8.32%	8.57%	7.39%
Interest rate spread information:
Average during the period(1)	2.97%	3.06%	3.37%

Net interest margin(1)(2)	3.20%	3.27%	3.47%

Efficiency Ratio	71.54%	70.71%	67.59%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	107.78%	107.67%	104.30%

Allowance for loan losses:
Balance beginning of period	$8,100	$8,196	$6,867
Charge offs:
One- to four- family	222	118	78
Multi-family	0	0	0
Commercial real estate	0	0	0
Construction or development	0	0	0
Consumer loans	247	442	279
Commercial business loans	25	57	242

Sub-total	494	617	599

Recoveries:
One- to four- family	0	0	3
Multi-family	0	0	0
Commercial real estate	0	0	0
Construction or development	0	0	0
Consumer loans	30	77	22
Commercial business loans	0	0	0

Sub-total	30	77	25

Net charge offs	464	540	574
Acquired with Fidelity Federal purchase
Additions charged to operations	393	444	444

Balance end of period	$8,029	$8,100	6,737

Net loan charge-offs to average loans (1)	0.22%	0.26%	0.32%

	March 31, 2006	December 31, 2005	March 31, 2005

Total shares outstanding	4,513,476	4,552,218	4,673,444
Tangible book value per share	$16.65	$16.42	$18.61

Nonperforming assets (000's)
Loans: Non-accrual	$4,416	$5,421	$4,499
Accruing loans past due 90 days or more	2,025	1,960	0
Restructured loans	115	116	120

Total nonperforming loans	6,556	7,497	4,619
Real estate owned	1,647	1,507	550
Other repossessed assets	823	978	679

Total nonperforming assets	$9,026	$9,982	$5,848

Asset Quality Ratios:
Non-performing assets to total assets	0.94%	1.03%	0.69%
Non-performing loans to total loans	0.79%	0.90%	0.62%
Allowance for loan losses to non-performing loans	122.47%	108.04%	149.74%
Allowance for loan losses to loans receivable	0.97%	0.98%	0.94%

(1) Ratios for the three month period have been annualized.
(2) Net interest income divided by average interest earning assets.